Exhibit 10.18

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is dated as of January 5, 2023, between Novavax, Inc., (“Novavax” or the “Company”) a Delaware corporation having its principal office at 21 Firstfield Road, Gaithersburg, MD 20878, and John C. Jacobs, an individual (“Executive”).
WHEREAS, Executive will commence employment with the Company on or about January 23, 2023 (the date Executive actually commences employment, the “Effective Date”), now therefore the Company and Executive hereby agree as follows:
1.Employment. The Company hereby employs Executive and Executive hereby accepts employment as President and Chief Executive Officer upon the terms and conditions hereinafter set forth, effective as of the Effective Date. As used throughout this Agreement, “Company” shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary. Executive warrants and represents that he is free to enter into and perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which prohibits, restricts, or would be breached by either his acceptance or his performance of this Agreement. The Board of Directors of the Company (the “Board of Directors”) shall appoint Executive to serve on the Board of Directors from the Effective Date until the next annual meeting of the Company’s shareholders at which his term as a member of the Board of Directors expires (based on his designated director class), and shall nominate him for election to serve on the Board of Directors at each subsequent applicable annual meeting of shareholders (based on his director class) during the Term (as hereinafter defined) (with removal of Executive as a member of the Board of Directors during the Term only in accordance with the Company’s by-laws, as in effect from time to time). Concurrent with any termination of Executive’s employment with the Company, Executive shall resign (or shall be deemed to have resigned) from the Board of Directors and from any other positions that he then holds with the Company and its affiliates.
2.Duties. During the Term (as hereinafter defined), Executive shall devote his full business time to the performance of services as President and Chief Executive Officer of Novavax, performing such services and assuming such duties and responsibilities as prescribed by the Board of Directors and reporting to the Board of Directors. During the Term, Executive’s services shall be completely exclusive to the Company and he shall devote his entire business time, attention and energies to the business of the Company and the duties which the Company shall assign to him from time to time. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve as a director of any company whose products do not compete with those of the Company and to serve as a director, trustee, officer, or consultant to a charitable or non-profit entity; provided that such service does not adversely affect Executive’s ability to perform his obligations hereunder. Executive agrees not to take any action that is in bad faith and prejudicial to the interests of the Company during his employment hereunder. Executive shall be based primarily at the Company’s headquarters, currently in Gaithersburg, Maryland, and he also may be required from time to time to perform duties hereunder for reasonably short periods of time outside of said area.
3.Term. The “Term” of this Agreement shall be the period of time beginning on the Effective Date and shall continue for so long as Executive shall be an at-will employee of the Company hereunder.
4.Compensation.

(a)Base Compensation. For all Executive’s services and covenants under this Agreement, during the Term, the Company shall pay Executive an annual base salary, which is $700,000 as of the Effective Date. Executive’s base salary shall be subject to review (but not reduction, other than an across-the-board reduction, not in excess of 10% of Executive’s annual base salary, applicable to all similarly situated executives of the Company) by the Board of Directors or the Compensation Committee thereof (the “Compensation Committee”) in its discretion, with the first such review occurring in the first quarter of 2024. Executive’s base salary shall be payable in accordance with the Company’s payroll policy as constituted from time to time.
(b)Bonus Program. Executive shall be eligible to receive a performance and incentive bonus in respect of Executive’s employment with the Company during each year of the Term in an amount determined by the Board of Directors or the Compensation Committee to be appropriate based upon the achievement of certain specified goals for such year. Executive’s target bonus shall be 75% of Executive’s base salary during the year to which the bonus relates. The bonus shall be paid out in cash, unless otherwise agreed to by Executive. Notwithstanding the foregoing, for calendar year 2023, if the Effective Date is on or after March 1, 2023 any bonus shall be prorated for the portion of the calendar year during which Executive was employed hereunder. In order to receive any bonus hereunder, Executive must be employed through the first business day that immediately follows the last day of the calendar year performance period to which the bonus relates. Any annual bonus payable under this paragraph shall be paid no later than March 15 of the year following the calendar year performance period to which the bonus relates.
(c)Initial Equity Award Grants. As soon as reasonably practicable following the Effective Date, subject to the approval of the Board of Directors or the Compensation Committee, as a material inducement for the Executive to commence employment with the Company and in accordance with Nasdaq Listing Rule 5635(c)(4), Executive will receive an equity grant (the “Initial Grant”) with an aggregate target value equal to approximately $6,000,000, with approximately one-half (1/2) of the Initial Grant to be in the form of restricted stock units (the “Inducement Restricted Stock Units”), and the remaining portion of the Initial Grant to be in the form of stock options (the “Inducement Stock Options”), in each case as determined by the Board of Directors or the Compensation Committee in accordance with customary practice. The Inducement Restricted Stock Units will vest as to one-third (1/3) of the shares underlying the Inducement Restricted Stock Units on each of the first three (3) anniversaries of the date of grant, in each case subject to Executive’s continued employment with the Company through the applicable vesting date, except as provided in Section 8(a) of this Agreement, and the Inducement Stock Options will vest as to one-quarter (1/4) of the shares underlying the Inducement Stock Options on the first anniversary of the date of grant and as to the remaining shares in equal monthly installments for thirty-six (36) months thereafter, in each case subject to Executive’s continued employment with the Company through the applicable vesting date, except as provided in Section 8(a) of this Agreement. Each of the Inducement Restricted Stock Units and Inducement Stock Options will be granted under and subject to the terms of the Company’s inducement equity plan and an agreement in substantially the form of a restricted stock unit agreement or the form of a stock option award agreement, as applicable, previously approved by the Board of Directors or the Compensation Committee.
(d)Annual Equity Grants. Beginning in 2024, Executive will be eligible for additional annual equity awards based upon performance and subject to the approval of the Board of Directors or the Compensation Committee.
(e)10b5-1 Plan. The Company shall permit Executive to establish a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with respect to the sale of the Company’s common stock to the extent that such plan does not violate the Company’s insider trading policy, share ownership guidelines, or applicable law, each as may be in effect from time to time.
(f)Make Whole Payment. Subject to Executive’s obligations in the immediately following sentence, if Executive fails to be paid an annual bonus by Executive’s prior employer in respect of the 2022 calendar performance year of at least $430,000 (the “2022 Bonus Value”), then on the first regular payroll date of the Company following the date annual bonuses are paid by Executive’s prior employer, the Company shall pay to Executive a single sum cash payment (the “Make Whole Payment”) not to exceed the lesser of (i) $250,000, and (ii) the product of (A) the 2022 Bonus Value reduced by the amount of annual bonus paid to Executive by Executive’s prior employer in respect of the 2022 calendar performance year, if any, and (B) seventy-five percent (75%). Executive shall use his good faith best efforts to obtain the 2022 bonus described herein from his prior employer. If, prior to the one (1)-year anniversary of the Effective Date, the Company terminates Executive’s employment for Cause or Executive voluntarily terminates Executive’s employment without Good Reason, Executive agrees to repay the Make Whole Payment, if any, in full upon receipt of notice from the Company.
5.Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with such procedures and policies for executive officers as the Company has heretofore or may hereafter establish. Executive’s right to payment or reimbursement for expenses under this Agreement will be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense shall be made as soon as practicable after Executive submits the request for reimbursement, but not later than December 31 of the calendar year following the calendar year in which the expense was incurred and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit. The Company shall also reimburse Executive for all reasonable legal fees actually incurred by Executive in the negotiation and review of this Agreement, in an amount not to exceed $40,000 in the aggregate.
6.Benefits.
(a)Executive shall be entitled to five (5) weeks of paid vacation time per year, calculated and administered in accordance with Company policies for executive officers in effect from time to time. Executive shall be entitled to all other benefits associated with normal full-time employment in accordance with Company policies.
(b)Executive shall be eligible to participate in the Company’s Amended and Restated Change in Control Severance Benefit Plan adopted on June 17, 2021 (as may be further amended from time to time, the “Change in Control Severance Benefit Plan”), subject to the terms and conditions of the Change in Control Severance Benefit Plan, but shall only receive severance payments and benefits under the Change in Control Severance Benefit Plan in connection with a Qualifying Termination (as defined in the Change in Control Severance Benefit Plan), and in the event of any other termination of Executive’s employment, Executive shall be entitled to receive only the severance payments and benefits, if any, set forth in this Agreement (i.e., there shall be no duplication of severance payments and benefits). The Company shall not amend or modify the Change in Control Severance Benefit Plan, as in effect on the date hereof, in such a way that diminishes or otherwise adversely affects the rights or benefits of Executive without the written consent of Executive.
(c)During the Term, the Company will pay or reimburse Executive for all reasonable and customary housing and commuting expenses actually incurred by Executive, in an amount not to exceed $100,000 per year in the aggregate, in accordance with such procedures and policies for substantiation of expenses and reimbursement as the Company may establish.
7.Termination of Employment.
(a)Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated, without such action constituting a breach of this Agreement:
(i)By the Company, for “Cause,” as defined in Section 7(b) below;
(ii)By the Company, without Cause;
(iii)By the Company, upon thirty (30) days’ notice to Executive, if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three (3) consecutive months during any twelve (12)-month period;
(iv)By Executive with “Good Reason”, as defined in Section 7(c) below, within thirty (30) days of the occurrence or commencement of such Good Reason;
(v)By Executive without Good Reason upon thirty (30) days prior written notice; or
(vi)By the event of Executive’s death during the Term.
(b)“Cause” shall mean (i) Executive’s failure or refusal to perform in all material respects the services required of him hereby, (ii) Executive’s refusal to carry out any proper and material direction by the Board of Directors with respect to the services to be rendered by him hereunder or the manner of rendering such services, (iii) Executive’s material misconduct in the performance of his duties hereunder, (iv) Executive’s commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (v) Executive’s engagement in any activity prohibited by Section 10 of this Agreement, other than the use of confidential information for the benefit of the Company in the course of rendering services to the Company, or (vi) Executive’s engagement in any activity prohibited by Section 11 or 12 of this Agreement. For purposes of this Section 7, the Company shall be required to provide Executive a specific written warning with regard to any occurrence of subsections (b)(i), (ii) and (iii) above, which warning shall include a statement of corrective actions and a thirty (30)-day period for Executive to respond to and implement such actions, prior to any termination of employment by the Company pursuant to Section 7(a)(i) above.
(c)“Good Reason” shall mean the Company’s (i) material reduction or diminution of Executive’s responsibilities and authority, other than for Cause, without his consent; or (ii) material breach of this Agreement. In order to terminate his employment for Good Reason hereunder, (x) Executive must provide written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (y) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (z) Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period.
8.Separation Pay; Final Compensation.
(a)Subject to Executive’s execution and delivery to the Company of the Company’s standard form of Separation and Release Agreement, Executive’s Initial Grant, to the extent not vested, shall become fully vested and exercisable (and any then-outstanding

Inducement Stock Options shall remain exercisable for no less than ninety (90) days from Executive’s termination date (or, if earlier, the expiration of the original term of such options)) and the Company shall pay or provide Executive with the Separation Pay as defined herein, in each case upon the occurrence of the applicable Separation Event, as defined below. The Separation Pay shall be paid in a single lump sum as soon as administratively practicable following the date the Separation and Release Agreement becomes effective, but not later than the date that is sixty (60) days following the Separation Event. “Separation Pay” shall mean (i) an amount equal to eighteen (18) months of Executive’s then effective base salary and (ii) an amount equal to one hundred percent (100%) of the monthly COBRA premiums, including the two percent (2%) administration fee, as in effect as of the date of termination for the Company’s group medical, dental, vision and hospitalization insurance benefits in which Executive is enrolled as of the date of termination for Executive and his eligible dependents for eighteen (18) months, subject to Executive’s timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
(b)Section 8(a) above shall not apply should Executive receive severance benefits under the Change in Control Severance Benefit Plan.
(c)“Separation Event” shall mean:
(i)the Company’s termination of Executive’s employment by the Company without Cause; or
(ii)the termination of Executive’s employment by Executive for Good Reason.
(d)If, at the time of Executive’s separation from service, Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 8 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations thereunder (collectively, “Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with Section 409A(a)(2)(A)(i) of the Code and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code.
(e)In the event of termination of Executive’s employment with the Company, howsoever occurring, the Company shall pay Executive (i) his base salary for the final payroll period of his employment, through the date his employment terminates; and (ii) reimbursement, in accordance with Section 5 or 6(c) hereof, for expenses incurred by Executive but not yet paid to Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 8(e)(ii), Final Compensation will be paid to Executive within thirty (30) days following the date of termination or such shorter period required by law. Other than as provided in Section 8(a) hereof, in the event of a Separation Event, or under the Change in Control Severance Benefit Plan, or as provided in this subsection (e), Executive shall have no rights to any separation or termination-related payments or benefits upon his termination of employment with the Company.

9.All Business to be Property of the Company; Assignment of Intellectual Property.
(a)Executive agrees that any and all presently existing business of the Company and all business developed by him or any other employee of the Company including without limitation all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.
(b)Executive hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, software and work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as “Intellectual Property”) made, conceived, created, invested, developed, reduced to practice and/or acquired by Executive solely or jointly with others during the Term is the sole and exclusive property of the Company, as work for hire, and that he has no personal right in any such Intellectual Property. Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all Intellectual Property, which is made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during the Term.
(c)Executive shall cooperate fully with the Company, both during and after his employment with or engagement by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Intellectual Property. Without limiting the foregoing, Executive agrees that to the extent copyrightable, any such original works of authorship shall be deemed to be “works for hire” and that the Company shall be deemed the author thereof under the U.S. Copyright Act, as amended, provided that in the event and to the extent such works are determined not to constitute “works for hire” as a matter of law, Executive hereby irrevocably assigns and transfers to the Company all right, title and interest in such works, including but not limited to copyrights thereof. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Intellectual Property (at the Company’s expense) and agrees that these obligations are binding upon his assigns, executors, administrators and other legal representatives. To that end, Executive shall provide current contact information to the Company including, but not limited to, home address, telephone number and email address, and shall update his contact information whenever necessary.
10.Confidentiality. Executive acknowledges his obligation of confidentiality with respect to all proprietary, confidential and non-public information of the Company, including all Intellectual Property. By way of illustration, but not limitation, confidential and proprietary information shall be deemed to include any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, process, work of authorship, documentation, formula, technique, product, idea, concept, design, drawing, specification, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor, personnel data, records, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, including prospective customers and contacts at customers, price lists, pricing policies and supplier lists of the Company, in each case coming into Executive’s possession, or which Executive learns, or to which Executive has access, or which Executive may discover or develop (whether or not related to the business of the Company at the time this Agreement is signed or any information Executive originates, discovers or develops, in whole or in part) as a result of Executive’s employment by (either full-time or part-time), or retention as a consultant of, the Company. Executive shall not either during the Term or thereafter use for any purpose other than the furtherance of the Company’s business, or disclose to any person other than a person with a need to know such confidential, proprietary or non-public information for the furtherance of the Company’s business who is obligated to maintain the confidentiality of such information, any information concerning any Intellectual Property, or other confidential, proprietary or non-public information of the Company, whether Executive has such information in his memory or such information is embodied in writing, electronic or other tangible form. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.
All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. All files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, or other tangible or electronic material containing confidential or proprietary information or Intellectual Property, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company. All electronic material containing confidential or proprietary information or Intellectual Property will be stored on a computer supplied to Executive by the Company and, under no circumstances, will it be transferred to a personal computer. Executive will promptly deliver to the Company and/or a person or entity identified by the Company all such materials or copies of such materials and all tangible property of the Company in Executive’s custody or possession, upon the earlier of (i) a request by the Company or (ii) termination of employment or engagement by the Company. After such delivery, Executive will not retain any such materials or copies or any such tangible property or any summaries or memoranda regarding same.
11.Non-Competition Covenant. As Executive has been or will be granted equity-based awards with respect to the Company’s common stock and as such has a financial interest in the success of the Company’s business and as Executive recognizes that the Company would be substantially injured by Executive competing with the Company, Executive agrees and warrants that within the United States, he will not, unless acting with the Company’s express prior written consent, directly or indirectly, while an employee of the Company and during the Non-Competition Period, as defined below, engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products or candidate products that, as of the date of Executive’s termination or any date during the following six (6) months, are in clinical development, awaiting regulatory licensure or being actively marketed or sold by the Company; provided, however, that Executive may own, and exercise rights with respect to, less than one percent of the equity of a publicly traded company. The “Non-Competition Period” shall be a period of eighteen (18) months following termination of employment.

Executive and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its business development and Executive’s knowledge of this business; however, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.
12.Non-Solicitation Agreement. Executive agrees and covenants that he will not, unless acting with the Company’s express written consent, directly or indirectly, during the Term or during the Non-Competition Period (as defined in Section 11 above) solicit, entice or attempt to entice away or interfere in any manner with the Company’s relationships or proposed relationships with any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Company.
13.Taxes.
(a)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
(b)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Without limiting the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Section 409A shall be treated as a separate payment for purposes of Section 409A.
14.Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given on actual receipt after having been delivered by hand, mailed by first class mail, postage prepaid, or sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at his most recent address on file with the Company, and, if to the Company, to the Company’s Executive Vice President, General Counsel and Corporate Secretary, 21 Firstfield Road, Gaithersburg, MD 20878 or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.
15.Assignability. In the event of a Change in Control (as defined in the Change in Control Severance Benefit Plan), the terms of this Agreement shall inure to the benefit of, and be assumed by, the successor to the Company or the acquiring person in such Change in Control. This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 8 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.
16.Entire Agreement. This Agreement along with the Non-Disclosure, Proprietary Information and Invention Assignment Agreement entered into between Executive and the Company contain the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges that he is required as a condition to continued employment, to comply at all times, with the Company’s policies affecting employees, including the Company’s published Code of Business Ethics, as in effect from time to time.
17.Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 9, 10, 11 or 12 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.
18.Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.
19.Severability. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement. Executive agrees that the restrictions set forth in Sections 9, 10, 11 and 12 above (including, but not limited to, the geographical scope and time period of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliates. In the event that any provision of Section 9, 10, 11 or 12 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.
20.Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.
21.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Maryland, without regard to the principles of conflict of laws thereof.
22.Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 17 of this Agreement, any disputes arising under or in connection with this Agreement including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The parties shall bear equally the cost of such arbitration, excluding attorneys’ fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive on at least one material component of the dispute, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive’s reasonable attorneys’ fees and disbursements) of such arbitration. The Company shall reimburse Executive for any such fees and expenses incurred by Executive in any calendar year within a reasonable time following

Executive’s submission of a request for such reimbursement, which in no case shall be later than the end of the calendar year following the calendar year in which such expenses were incurred. Executive shall submit any such reimbursement request no later than the June 30th next following the calendar year in which the fees and expenses are incurred. In the event the arbitrator rules against Executive, Executive shall repay the Company the amount of such reimbursed expenses no later than 180 days following the date as of which such arbitrator’s decision becomes final. The provisions of this Section 22 shall survive the termination for any reason of the Term (whether such termination is by the Company or by Executive).
23.Excess Parachute Payments. Notwithstanding anything to the contrary herein, if any payment or benefit that Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 23 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 23, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
24.Indemnification; Insurance.  Executive shall be entitled to liability and expense indemnification and reimbursement to the fullest extent permitted by the Company’s current Amended and Restated By-laws and Second Amended and Restated Certificate of Incorporation, as in effect from time to time. During the Term, the Company will use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.
25.Survival. Sections 8 through 25 shall survive termination of this Agreement for the period and to the extent specified therein.

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IN WITNESS WHEREOF, the parties have executed or caused to be executed under seal this Agreement as of the date first above written.

NOVAVAX, INC.
[SEAL]

	By:	/s/ John A. Herrmann III
John A. Herrmann III
Executive Vice President & Chief Legal Officer

EXECUTIVE:
/s/ John C. Jacobs
John C. Jacobs